Exhibit 10.1

September 2, 2016

VIA EMAIL

Mr. Xavier L. Ochoa

7700 Covered Ridge Drive

Austin, TX

78736

Dear Xavier,

I am pleased to confirm our verbal offer of employment to you with McEwen Mining Inc. (the “Company”) as a Chief Operating Officer, effective September 6, 2016.

Kindly note that this offer is conditional upon (i) completion of satisfactory references that include past employment and education records; and (ii) you executing and returning a signed copy of this letter and signed/initialed copies of the attached Schedules “A” and B” (the “Agreement”) to me on or before September 2, 2016.

Please ensure you retain a copy of the Agreement for your records.

Xavier, we look forward to welcoming you to the Company team and wish you a successful and rewarding career with us.

Sincerely,

MCEWEN MINING INC.

Colin Sutherland

President

I, Xavier L. Ochoa, acknowledge that I have read, understood and accept this offer and the terms and conditions contained in the attached Schedules (which form the Agreement as defined above) and agree to be bound by the terms and conditions of employment as outlined therein, including those that limit my entitlements, if any, upon the end of my employment with the Company.

Signature	Date

EMPLOYEE INITIALS

SCHEDULE “A”

MCEWEN MINING INC.

Terms and Conditions of Employment

The following outlines the terms and conditions of employment with McEwen Mining Inc. (the “Company”).

Title	Chief Operating Officer

Initial Reporting Relationship	Colin Sutherland, President, or designate

Effective Date	September 6, 2016, or as otherwise agreed to by the parties in writing.

Location	San Juan and as required from time to time in Toronto or at other project sites of the Company.

Status	Full time, subject to your management responsibilities in Argentina

Responsibilities

Your job responsibilities include an overall responsibility for the Company’s mining operations and assets. A copy of your position description and annual objectives are described further in the attached Schedule “B.”

While employed by the Company, you agree to work on a full-time basis exclusively for the Company and agree that you shall not, while you are employed by the Company, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business that competes with the Company or interferes or could reasonably interfere with your duties to the Company without our prior written permission. It shall be considered a conflict of interest contrary to the Code of Business Conduct, or otherwise, if you are found in violation of this provision. It is your sole responsibility to raise any conflicts or potential conflicts to the attention of the President for direction.

Base Salary	USD$200,000 per annum paid on a semi-monthly basis, less required deductions, through direct deposit.

Stock Options

You shall receive an initial grant of 300,000 Stock Options vesting as to one third on each of the first, second and third anniversaries of the Effective Date and in accordance with the terms of the Company’s Equity Incentive Plan and Grant Agreement to be issued and priced based on the closing price on the Effective Date.

You shall also be entitled to participate in such other equity plans as are determined in the sole discretion of the Board of Directors of the Company and any applicable plan terms. The Board shall establish the applicable annual funding targets for any awards. Awards will be granted on an annual basis.

Bonus

You shall be eligible to participate in the Company’s Bonus Plan under the terms of that plan, the details of which are set out further below under “Approved Bonus Schedule and Approved KPIs” in the attached Schedule “B” and applicable plan documents. You must be actively employed at the time of pay out to receive such bonus. For clarity, active employment excludes any periods of notice of termination.

Vacation

You will be entitled to 25 days of vacation annually accrued on a monthly basis to be taken at a time as determined or agreeable to the Company having due regard to its operations. Any unused vacation at the end of the calendar year shall be forfeited and forever lost without further payment by the Company.

Benefits

You shall be entitled to participate in all benefit plans of Company as may be made available to employees of Company from time to time for which you are eligible in accordance with applicable plans and/or insurance contracts. You will receive complete details of all benefits plans as part of your orientation.

Travel

As per the requirements of your position, you will be based in San Juan with a work rotation of 10/5 between Mexico and then Nevada with some flexibility based on Argentina initiatives, as the operations of the business reasonably demand and periodic travel to Toronto, Ontario will be required. You agree that risks associated with such travel have been described to you as part of the hiring process and that you voluntarily assume those risks. The Company will continue to provide you with ongoing and reasonable information as it relates to such risks.

Policies and Standards

The Company has established a variety of policies and standards, which shall form part of your employment terms with the Company, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and the Expense Reimbursement Policy. You agree to be bound by these policies and standards, as amended or otherwise introduced from time to time at the sole discretion of the Company.

Non Solicitation

You shall not, while employed by the Company and for 18 months following the termination of your employment with the Company for any reason, directly or indirectly, on your behalf or on behalf or in connection with another person or entity, (a) recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee or contractor; or (b) offer employment or engagement or otherwise entice away from employment or engagement with the Company any individual who is employed or engaged by the Company.

You agree that irreparable harm will be suffered by the Company in the event of your breach or threatened breach of your obligations under this Agreement, and that the Company will be entitled to seek, in addition to any other rights and remedies that it may have at law or equity, a temporary or permanent injunction restraining you from engaging in or continuing any such breach hereof. Any claims asserted by you against the Company shall not constitute a defence in any injunction action, application or motion brought against you by the Company.

No Obligations to Third Parties

You hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into this Agreement or to perform your obligations hereunder and that you will not, by joining Company, breach any non-disclosure, intellectual property rights, non-competition, non-solicitation or other covenant in favour of any third party.

Changes to Duties and/or Compensation

If your duties or compensation should change during the course of your employment with the Company, the validity of this Agreement, including the section regarding “Termination by You With Notice”, “Termination by the Company Without Notice” and “Termination by the Company With Notice” will not be affected.

Termination by You With Notice

You may terminate your employment under this Agreement by providing the Company with 30 days’ advance written notice. The Company may waive such further notice, or change your assignment, or place of work during such notice of termination, and it shall not constitute a constructive dismissal.

Termination by	The Company may terminate your employment without notice for any of the the Company Without Notice

following reasons, or “Cause” under common law, including: (a) your continued failure to substantially perform your duties as described in Schedule “B”, or otherwise required by the Company; (b) your willful engagement in misconduct which is injurious to the Company, other than business decisions made in good faith; (c) the willful violation by you of the provisions of this Agreement or any material policy, including the Code of Business Conduct and Ethics, Global Anti-Corruption, Anti-Harassment and Expense Reimbursement Policy; (d) dishonesty; (e) you being found guilty of an offence under criminal or quasi criminal legislation that has a reasonably drawn nexus to the workplace which in the Company’s sole determination caused or could cause damage to its reputation; or (f) engaging in a conflict of interest as described above. In the event of a termination under this section, the Company shall pay you any unpaid wages earned to the date of termination and any accrued and unpaid vacation pay earned by you during the same calendar year. The Company shall have no further obligations to you.

Termination by the Company With Notice

The Company may terminate your employment with notice, for any reason, by providing you with the greater of: (a) six months’ notice or (b) your minimum entitlement to notice, pay in lieu of notice and severance, if applicable.

For certainty, such notice may be provided as working notice or pay in lieu of notice, or a combination thereof, at the Company’s sole discretion. In either case of (a) or (b) in this Section, benefits shall be continued for the minimum period required under applicable law. For certainty, any such payments contemplated in this Section shall be inclusive of the notice required by applicable law and/or pay in lieu of such notice, or severance pay (if any) owing under such law.

You agree that such notice is reasonable and that no further notice or other payments or compensation or entitlements are owing to you under contract, statute or common law. In no circumstance will you receive less than any amounts or other benefits or entitlements owing to you under applicable law.

Change of Control

If a Change of Control occurs (as defined below), and within 6 months following the date of the Change of Control, you give notice to the Company to terminate your employment, the Company shall pay the Agreed Severance Sum (as defined below) to you within one month of the date of termination.

If a Change of Control occurs and, within 6 months following the date on which the Change of Control takes effect, the Company gives notice to terminate, or terminates your employment, the Company shall pay the Agreed Severance Sum to you within one month of the date of termination.

The Agreed Severance Sum shall be an amount equal to one time the gross salary and cash bonus you received in the 12 month period preceding the date of termination.

“Change of Control” means:

(1) any change in the direct or indirect ownership of, or control or direction over, voting securities of the Company, as a result of which, a person, or a group of persons, acting jointly or in concert within the meaning of the Securities Act (Ontario) is in a position to exercise effective control over the Company; or

(2) any change in the direct or indirect ownership of, or control or direction over assets of the Company as a result of which a person, or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), acquires or is in a position to exercise effective control or direction over more than 50% of the assets (measured by fair market value) of the Company.

Release of Claims

You further agree that any payment or other benefit or entitlement that the Company’s provides to you under the “Termination by the Company With Notice” provision that is greater than your entitlements under applicable employment legislation shall be provided in exchange for you executing a release within five days of the termination date in the form attached as Schedule “C”. If you do not wish to sign the release you shall be provided with your minimum entitlements under applicable law and this shall be your maximum entitlement under applicable law, contract or common law.

Severability

If any court of competent jurisdiction renders any provision or section of this Agreement unenforceable, such unenforceability shall not affect the enforceability of any other provision or section of this Agreement.

Entire Agreement	This Agreement, inclusive of the Schedules, supersedes any and all other agreements, whether oral or in writing, between the parties with respect to your employment with the Company.

Governing Law	This Agreement is governed by the laws of the State of Nevada and the Employee agrees to attorn to the exclusive jurisdiction of the Courts of the State of Nevada in relation to this Agreement.

Currency	Unless otherwise specified, all currency in this Agreement shall be in USD.

Legal Advice	If you are uncertain about the contents this Agreement, you should seek independent legal advice.

SCHEDULE “B”

SERVICES

Title: Chief Operating Officer

Reporting Structure: Reports to President

Direct Reports: All operating managers, country managers, min planning, project, environmental, safety and Argentinean land department

Key Role and Responsibilities:

•                  Participate as a key member of the management team and lead the Company’s strategic operational, exploration and technical efforts;

•                  Lead, develop and retain an efficient, world class operating team capable of optimal operation of the Company’s mines and projects;

•                  Oversee and coordinate the Company’s employees, contractors, consultants and business partners to ensure the achievement of operational goals and identification of opportunities;

•                  Direct the Company’s operations to meet budgets and other financial goals;

•                  Direct short term and long-range mine planning and budget development to support strategic business goals at all of the Company’s projects and properties;

•                  Ensure safe mine operations - establish and maintain effective safety programs;

•                  Ensure compliance with all environmental, health and safety regulations and associated permits;

•                  Oversee operating plans and policies, schedules and budgets to maximize optimal production and advancement of growth projects;

•                  Supervise and coordinate resource and reserve estimation;

•                  Oversee the permitting of the Company’s mines and growth projects to ensure timeliness of deliverables to meet project goals and objectives;

•                  Assist the Company’s senior management team to evaluate strategic acquisitions;

•                  Monitor and report performance against budgeted targets;

•                  Coordinate operations to ensure optimal long term business outcomes; when required, participate in capital markets development including participation in road shows, industry conferences, analyst meets and site visits;

•                  Risk assessments in the business;

•                  Measure effectiveness and efficiency of operational processes both internally and externally and finds ways to improve processes

•                  Develop and implement growth strategies

•                  Mentor all employees, including management ad motivate staff to meet or surpass organizational and production goals

•                  Coordinate with Human Resources department to recruit skilled talent and retain the best employees

•                  Oversee daily operations and make adjustments as necessary

•                  Promote communication between colleagues for the benefit of information flow and to curb any problems that arise

•                  Participate with senior management to support initiatives to cultivate mining analyst relationships;

•                  Assist with raising capital through banks or outside investors to help foster growth or obtain production goals

•                  Other related duties as assigned

ANNUAL OBJECTIVES

Annual objectives will be established by the Company and agreed with the Employee within three months of the end of each fiscal year, as per the business plans and needs of the Company from time to time.

APPROVED BONUS SCHEDULE AND KPI’S

Bonus:

•                  50% of base salary or higher in the discretion of the Board of Directors of the Company. Amount of bonus is based on achievement of your KPIs and the achievement on a firmwide basis of KPIs or goals established annually for the Company. These will be measured by means of a performance review and any bonus recommendation will be made by the President and/or CEO to the Board of Directors for their consideration.

KPIs

1. Safety & Health.

a.    Zero Fatal Accidents

b.    No Disabling Injury Accidents

c.     Lost Time Injury Frequency Rate (LTIFR) — operate below stated targets

d.    Total Recordable Injury Frequency Rate (TRIFR) — operate below stated targets

e.     Medical Aid Incidents (MA) — operate below stated targets

2. Environment

a.    No Cyanide spills

b.    Regulatory Agency Reportable Incidents — operate below stated targets

c.     Recordable Environmental Incidents — operate below stated targets

d.    Achieve concurrent reclamation targets

3. CSR

a. Maintain valid social “licenses” to operate at all sites.

4. Production

a. The actual production volumes vs forecasted production volume, if forecast target are met or surpassed bonuses to be paid. This is to be measured in terms of:

i.             Total tons mined

ii.          Total tons crushed & stacked on heap

iii.       Achieving total ounces (Au) targeted for the year.

b. Achieving availability targets for major mining fleets (shovels, trucks and drills) and process facilities (crushers, agglomerators, refineries) as:

i.             Total Uptime

ii.          Total Planned Downtime

iii.            Total Unplanned Downtime

iv.           % Utilization

v.              % Availability

c. Meeting metallurgical recovery targets (% Au & %Ag)

5.              Governance — Production license valid and endorsed

6.              Operational Management — new production ounces added to reserves (this can be achieved through exploration)

7.              Projects Management for Gold Bar & EG2 or Schedules — project execution on schedule

8.              Budgets — cost control of budgets for projects

9.              Training of staff

10.       Production Optimization

11.       Problem solving & innovation

12.       Train # of staff to competent level for Los Azules

13.       External relations — CSI (Corporate Social Investment) projects completed or in progress.

EMPLOYEE INITIALS

SCHEDULE “C”

FULL AND FINAL RELEASE

WHEREAS the employment of [Employee] (the “Releasor”) with McEwen Mining Inc. (the “Company”) terminated without cause effective on [Date];

AND WHEREAS in exchange for the payments set out in the Releasor’s Employment Agreement, which are greater than their entitlements under applicable law, which is good and valuable consideration (the “Terms of Settlement”) and which shall settle all claims which the Releasor may have by reason of the aforesaid termination, or employment with the Company;

NOW THEREFORE WITNESSETH that in consideration of the Terms of Settlement, the Releasor hereby releases and forever discharges the Company and its parent, subsidiary, successor, predecessor, affiliated, associated and related corporations and any and all of their past, present or future respective directors, officers, employees, shareholders and agents (hereinafter collectively referred to as the “Releasees”) from any and all actions, causes of action, claims and demands whatsoever and, without limiting the generality thereof, all actions, causes of action, claims and demands arising from the employment of the Releasor with the Releasees or the termination of the said employment, including any claims pursuant to the employment agreement between the Releasor and the Company dated [INSERT DATE], any applicable human rights or employment legislation and specifically including claims for reinstatement, salary, wages, bonus, commissions, stock options, vacation pay, holiday pay, overtime pay, termination pay, severance pay, compensation in lieu of notice and claims under any applicable benefit plans.

NOW THEREFORE WITNESSETH that the Releasor agrees that Releasor is aware of their rights under applicable human rights legislation and confirms that Releasor is not asserting such rights or advancing a human rights complaint.

FOR THE SAID CONSIDERATION, the Releasor further agrees not to make any claim or take any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the Releasor and the Releasees or any one of them or in which any claim could arise against the Releasees or any one of them for contribution or indemnity or other relief over.

AND FURTHERMORE, for the aforesaid consideration, the Releasor hereby agrees to indemnify and save harmless the Releasees from any and all claims or demands under all applicable tax, employment, pension, insurance or human rights legislation, including any regulations made thereunder, and any other statute or regulations, for or in respect of any failure on the part of the Releasees to withhold income tax, pension or social assistance contributions, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any interest or penalties relating thereto and any costs or expenses incurred in defending such claims or demands.

NOTWITHSTANDING THE FOREGOING, this Release shall not apply to any actions, causes of action, claims and demands which the Releasor may have relating to the failure or the refusal of the Releasees to comply with the Terms of Settlement

AND FOR THE SAID CONSIDERATION, the Releasor further agrees not comment in any adverse fashion on the Releasees. Without limiting the foregoing, the Releasor agrees not to make any adverse comments about the manner in which the Company or its directors, officers, agents and employees treated the Releasor during the course of Releasor’s employment or the manner in which the Releasor was treated following the cessation of Releasor’s employment. Any breach of this provision or confidentiality as set out in these Terms of Settlement will be considered a breach of the Terms of Settlement.

AND FOR THE SAID CONSIDERATION, the Releasor further agrees not to disclose the Terms of Settlement except to legal counsel, financial advisor, immediate family or as required by law.

AND THE RELEASOR HEREBY DECLARES that Releasor has had reasonable opportunity to obtain independent legal advice with respect to the Terms of Settlement as well as this document and Releasor fully understands them. The Releasor hereby voluntarily accepts the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

AND THE RELEASOR UNDERSTANDS AND AGREES that the Terms of Settlement do not constitute any admission of liability by the Releasees.

THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned and the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IN WITNESS WHEREOF the Releasor has executed this document at                                                                                                                      on the day of                                                , 201• and set their hand and seal thereto.

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
	)	[Insert Employee Name]
)
Witness	)